MONY Life Insurance Company of America will pay the benefits provided in this Contract, subject to all the contract provisions.

**Annuitant:**
**John Doe**

| | |
|---|---|
| **Contract Number:** | B0000-00-00 |
| **Contract Date:** | 03-01-1988 |
| **Age of Annuitant at Issue:** | 35 |
| **Date of Issue:** | 03-01-1988 |
| **Annuity Commencement Date:** | 03-01-2018 |

**Brief Description**

This is a FLEXIBLE PAYMENT VARIABLE ANNUITY CONTRACT. A monthly income is payable beginning on the Annuity Commencement Date. In event of death before the Annuity Commencement Date, a Death Benefit is payable. Nonparticipating (no dividends payable).

**Important Notice(s)**

**ALL ANNUITY PAYMENTS AND VALUES PROVIDED BY THIS CONTRACT, WHERE BASED ON THE INVESTMENT EXPERIENCE OF THE VARIABLE ACCOUNT, ARE VARIABLE AND ARE NOT GUARANTEED AS TO DOLLAR AMOUNT.**

Right to Return Contract - This Contract may be returned to us during a period that starts with its delivery and ends 10 days after its delivery to the Contractholder. The Contract may be returned by delivery or mail, along with written notice to cancel it, to our Home Office, a local office of ours, or to the Agent who sold it. We will then promptly refund any purchase payments received by us or, if greater, the cash value of the Contract (before deduction for any surrender charge) plus any taxes applicable to annuity considerations that may have been deducted, mortality and expense risk charges deducted in determining the Unit value of the Variable Account, and asset charges deducted in determining the share value of the applicable fund. Notice given by mail and return of the Contract by mail are effective on being postmarked, properly addressed and postage prepaid. The Contract will be considered never to have been issued.

## Table of Contents

Section

## 1. SCHEDULE OF PURCHASE PAYMENTS AND CHARGES

FLEXIBLE PAYMENT VARIABLE ANNUITY CONTRACT

INITIAL PURCHASE PAYMENT $10,000

MINIMUM AMOUNT OF NON-AUTOMATIC PURCHASE PAYMENT $100

ANNUAL CONTRACT CHARGE $30 (SUBJECT TO CHANGE; SEE ANNUAL CONTRACT CHARGE SECTION)

DAILY MORTALITY/EXPENSE RISK CHARGE .003425%

SURRENDER CHARGE (SEE SURRENDER SECTION)

GUARANTEED INTEREST ACCOUNT ALLOCATION LIMITATION (SEE PURCHASE PAYMENTS SECTION) $250,000

THE FIRST FOUR TRANSFER TRANSACTIONS DURING A CONTRACT YEAR ARE FREE. NUMBER OF ADDITIONAL FREE TRANSFER TRANSACTIONS, IF ANY, DURING A CONTRACT YEAR (SUBJECT TO CHANGE; SEE TRANSFERS SECTION) UNLIMITED

TRANSFER CHARGE (SUBJECT TO CHANGE; SEE TRANSFERS SECTION) $0

**2. Variable Account, Funds and Sub-Accounts (see Variable Account section for further information)**

The Variable Account is MONY America Variable Account A and includes the sub-accounts listed below.

The sub-accounts available for investment purposes, and the corresponding portfolios of the applicable funds are:

| Sub-Account | Applicable Fund |
|---|---|
| Intermediate Term Bond | MONY Series Fund, Inc. |
| Long Term Bond | MONY Series Fund, Inc. |
| Money Market | MONY Series Fund, Inc. |
| Equity Portfolio | Quest for Value Accumulation Trust |
| Small Cap Portfolio | Quest for Value Accumulation Trust |
| Managed Portfolio | Quest for Value Accumulation Trust |

The MONY Series Fund, Inc. is organized under the laws of Maryland. The Quest for Value Accumulation Trust is organized under the laws of Massachusetts. Each fund is registered with the Securities and Exchange Commission (SEC) as an open end, diversified management investment company under the Investment Company Act of 1940.

## 3. Will Pay

We will pay the Annuity Benefit starting on the Annuity Commencement Date to the Annuitant or to such other person who may be designated either in the application for this Contract or by an endorsement to this Contract. If the Annuitant dies before that Date, we will pay the Death Benefit to the beneficiary upon receipt of due proof of the Annuitant's death. Payment in any case is subject to all the provisions of this Contract.

**Annuity Benefit** - An income payable monthly during the Annuitant's lifetime. The life income will be provided by settlement of the surrender value on the Annuity Commencement Date. If no other election is made before that Date, the cash value will be settled under Settlement Option 3 with 10 years certain, based on the Annuitant's life, as provided by and subject to the provisions in the Settlement Options section.

**Change of Annuity Commencement Date** - At any time before the Annuity Commencement Date and during the Annuitant's lifetime, that Date may be advanced to a date not earlier than the 10th contract anniversary or deferred to a date not beyond the contract anniversary nearest the Annuitant's 95th birthday. The change will take effect when we receive written request for it at our Home Office. The Contract need not be returned for us to endorse it unless we ask for it.

**Death Benefit** - The proceeds payable upon receipt of due proof that the Annuitant has died before the Annuity Commencement Date (or, the Contingent Annuitant if one became the Annuitant before the Annuity Commencement Date), will be the greater of: (a) the cash value on the date of death; and (b) the purchase payments paid, less any partial surrenders and their charges.

Interest will be paid on death proceeds paid in one sum. We will determine the interest rate for each year, and this rate will not be less than 2 3/4% annually. Interest will be paid from the date of the Annuitant's death to the date of payment.

## 4. Contingent Annuitant

The Contingent Annuitant, if one is designated for this Contract, is the person who becomes the Annuitant at the death of the Primary Annuitant before the Annuity Commencement Date, subject to the "Conditions" provision below. The Primary Annuitant is the person designated as the Annuitant in the application for this Contract.

A Contingent Annuitant may be designated once, either: (a) in the application for this Contract or (b) after the Contract is issued, by written notice to us at our Operations Center. Any Contingent Annuitant may be deleted by written notice to us at our Operations Center. A Contingent Annuitant designation or deletion requested by written notice will take effect as of the date the notice was signed. But we must first accept and record the change at our Operations Center. And, the change will be subject to any payment made by us or action taken by us before receipt of the notice at our Operations Center. The Contract need not be returned for us to endorse the change unless we ask for it.

Any Contingent Annuitant will be deleted automatically by us as of the contract anniversary nearest the Contingent Annuitant's 95th birthday.

No Contingent Annuitant may be designated:
(a) after the Contingent Annuitant is deleted; or
(b) after the Contingent Annuitant becomes the Annuitant; or
(c) if the Contingent Annuitant dies before the Primary Annuitant; or
(d) on or after the Annuity Commencement Date.

**Conditions for the Contingent Annuitant to Become the Annuitant at the Death of the Primary Annuitant -**

1. The death of the Primary Annuitant must have occurred before the Annuity Commencement Date.
2. The Contingent Annuitant must be living on the date of the Primary Annuitant's death.
3. If the Primary Annuitant was the Contractholder on the date of death, the Successor Contractholder must have been the Primary Annuitant's spouse.
4. If the Annuity Commencement Date is later than the contract anniversary nearest the Contingent Annuitant's 95th birthday, the Annuity Commencement Date will be automatically advanced to that contract anniversary.

**If the Contingent Annuitant Becomes the Annuitant -** If the Contingent Annuitant becomes the Annuitant at the death of the Primary Annuitant in accordance with the above "Conditions" provision, the proceeds of the Contract, as described in the Will Pay section, will only be paid to the beneficiary upon the death of the Contingent Annuitant. If the Contingent Annuitant had been the beneficiary under the Contract on the date of the Primary Annuitant's death, the beneficiary will be changed automatically to the person designated as the Successor Beneficiary of record. If there is no such Successor Beneficiary and unless otherwise provided, the beneficiary will be the Contingent Annuitant's executors or administra-

tors. All other rights and benefits under the Contract will continue in effect during the lifetime of the Contingent Annuitant, as provided in the Contract, as if the Contingent Annuitant were the Annuitant.

## 5. Definitions

"We", "us" and "our" refer to MONY Life Insurance Company of America.

"Operations Center" means our Operations Center at One MONY Plaza, Syracuse, New York 13202.

"Home Office" means our administrative office at 1740 Broadway, New York, N.Y. 10019. "Home Office" also includes our Operations Center.

"Contractholder" means the person or entity with legal rights of ownership.

"GIA" is the Guaranteed Interest Account (see the GIA section for additional information).

"Variable Account" is the variable account described in Section 2. The Variable Account is a separate account which has sub-accounts with various investment objectives.

"Sub-account" or "sub-accounts" means a subdivision or subdivisions of the Variable Account. Each sub-account invests exclusively in the shares of a corresponding portfolio of the applicable fund.

"Unit" is the measure by which the value of this Contract's interest in a sub-account is determined.

"Valuation Date" is each day that the New York Stock Exchange is open for trading or any other day on which there is sufficient trading in the securities of a portfolio of a fund (see Section 2) to affect materially the Unit value of the corresponding sub-account.

## 6. Dates and Contract Periods

Where dates are shown, the numbers stand for month, day and year, in that order. Months, years and anniversaries are measured from the Contract Date, if no other method is stated. The Contract Date is shown on Page 1. Each contract month starts on the same date in each calendar month as that specified in the Contract Date. If the Contract Date is the 29th, 30th or 31st of a month, there will be some calendar months when there is no same date. For those months the contract month will start on the last day of the calendar month.

## 7. Purchase Payments

**Payments** - The initial purchase payment for this Contract is shown in Section 1. Purchase payments after the initial payment are payable to us at our Operations Center. On request we will give a receipt signed by our Treasurer. We shall accept purchase payments after the initial payment at any time before the Annuity Commencement Date and while the Annuitant is living.

**Maximum Amount** - We reserve the right to limit the sum of cumulative purchase payments paid, less any partial surrenders and their charges to a maximum of $1,500,000.

**Limit on Purchase Payments Allocated to the GIA** - We shall return to the Contractholder any part of a purchase payment requested for allocation to the GIA if: (a) the cash value in the GIA equals or exceeds the GIA Allocation Limitation shown in Section 1; or (b) acceptance of that part payment would cause the cash value in the GIA to exceed such Limitation.

**Automatic Purchase Payment** - is a purchase payment remitted automatically under a plan acceptable to us. A plan acceptable to us is: (a) payroll deductions by a central remitter under an agreement executed by the remitter and us; (b) authorized government allotments for which official military verification has been received by us; (c) automatic bank drafts; or (d) any other automatic payment plan agreed to by us. Payments may be in any amount and at any interval acceptable to us.

**Non-Automatic Purchase Payment** - is a purchase payment after the initial payment, which is not an automatic purchase payment. A non-automatic purchase payment may not be less than the minimum amount shown on Page 3.

**Net Purchase Payment** - is an automatic or non-automatic purchase payment, after deduction of any taxes applicable to annuity considerations. We may choose to waive the deduction of those taxes from purchase payments. But such waiver will not affect our right to deduct such taxes from future payments. We will give at least 30 days written notice of our intention to deduct such taxes if they had been previously waived.

**Interest Credited to Net Purchase Payments Received Before the Contract Date** - A net purchase payment received before the Contract Date will be credited with interest from the date the payment was received by us at our Operations Center to the Contract Date. The interest will be credited at a rate not less than 4% per year, compounded daily.

**Allocation of Net Purchase Payments Received Before the End of the "Right to Return Contract" Period** - Any net purchase payment received before the end of the period under the "Right to Return Contract" provision (see page 1), and any interest credited to that payment, will be allocated to the Money Market sub-account on the later of the Contract Date and the date the payment is received by us at our Operations Center. Upon our receipt at our Operations Center of satisfactory evidence that the "Right to Return Contract" period has ended and if the Contract has not been returned under the terms of that provision, the cash value in the Money Market sub-account will then be transferred to the GIA and/or one or more of the sub-accounts in accordance with the most recent payment allocation election on record, unless there is no allocation election on record. In that case the cash value will not then be transferred from the Money Market sub-account.

**Allocation of Net Purchase Payments After the End of the "Right to Return Contract" Period**

**Automatic Net Purchase Payments** - After the "Right to Return Contract" period ends, automatic net purchase payments will be allocated to the GIA and/or one or more of the sub-accounts in accordance with the most recent payment allocation election on record, unless there is no allocation election on record. In that case the net purchase payment will be allocated to the Money Market sub-account. Allocations must be in whole percentages. If the GIA or a sub-account is to receive any allocation, the allocation must be at least 10% of the payment. The allocation election on record may be changed by written notice to us at our Operations Center. A change will take effect within 7 days after we receive that notice.

**Non-Automatic Net Purchase Payments** - After the "Right to Return Contract" period ends, non-automatic net purchase payments may be allocated in accordance with a specific request made for that payment. If a specific allocation is not requested or is requested incorrectly, then the net purchase payment will be allocated in accordance with the most recent payment allocation election on record, unless there is no allocation election on record. In that case the net purchase payment will be allocated to the Money Market sub-account. A non-automatic net purchase payment may be allocated by percentage (see Automatic Net Purchase Payments paragraph above) or by amount. Any allocation by amount to the GIA or a sub-account requires that at least $10 be allocated to the GIA or that sub-account.

Net purchase payments are allocated on the Valuation Date that coincides with, or next follows, the date the purchase payment is received by us at our Operations Center.

## 8. Beneficiary

**Determination of Beneficiary** - The beneficiary for any death proceeds which become payable by reason of the Annuitant's death before the Annuity Commencement Date is as designated in the application for this Contract unless otherwise provided by endorsement. A Successor Beneficiary is the living person(s) who, at the death of the beneficiary, becomes the new beneficiary.

Any reference in any beneficiary designation to a beneficiary living or surviving will, unless otherwise provided, mean living on the earlier of: (a) the day due proof of the Annuitant's death is received by us at our Home Office; and (b) the 14th day after the Annuitant's death. The share of the death proceeds of any beneficiary who is not living on that earlier day will be payable to the remaining beneficiaries. Payment will be made in the manner provided for in that designation. If no beneficiary is then living and unless otherwise provided, the death proceeds will be payable to the Annuitant's executors or administrators.

**Change of Beneficiary** - Beneficiary changes may be made during the Annuitant's lifetime by written notice to us at our Operations Center. A change will take effect as of the date the notice was signed. But we must first accept and record this change at our Operations Center. And, this change will be subject to any payment made by us or action taken by us before receipt of the notice at our Operations Center. The Contract need not be returned for us to endorse the change unless we ask for it.

## 9. Rights

During the Annuitant's lifetime, all rights under this Contract belong exclusively to the Contractholder designated in the application for this Contract unless otherwise provided by endorsement. These rights include the right to change the beneficiary and to assign and to transfer assets among the sub-accounts and the GIA in accordance with our rules and procedures. Also included are all other rights, benefits, options, and privileges which are given by this Contract or allowed by us. A Successor Contractholder is the living person(s) who, at the death of the Contractholder, becomes the new Contractholder.

## 10. Modification Required by Section 72(s) of the Internal Revenue Code of 1986

Despite anything in this Contract to the contrary:

1. If any Contractholder dies before the Annuity Commencement Date and while the Annuitant is

living, and if that Contractholder's spouse is not the Designated Beneficiary as of the date of that Contractholder's death (as evidenced by proof satisfactory to us), then this Contract will be surrendered as of the date of that death. The surrender proceeds will be paid in one sum to the beneficiary. But, if that beneficiary is the Designated Beneficiary, the surrender proceeds may, at the option of the Designated Beneficiary, be paid over the life of the Designated Beneficiary. If the Designated Beneficiary is a surviving spouse, then the surviving spouse will be treated as the new Contractholder of the Contract. Under such circumstances it shall not be necessary to surrender the Contract. This provision shall not extend the term of the Contract beyond the date when death proceeds become payable.

2. If any Contractholder dies on or after the Annuity Commencement Date, then any remaining portion of the proceeds will be distributed at least as rapidly as under the method of distribution being used as of the date of that Contractholder's death.

For purposes of this Section, "Designated Beneficiary" means "Successor Contractholder". For purposes of Section 72(s) of the Internal Revenue Code of 1986, if a Contractholder is other than a natural person, the Primary Annuitant will be deemed the Contractholder and any change in Primary Annuitant shall be treated as the death of the Contractholder.

## 11. The Variable Account

The variable benefits under this Contract are provided through investments we make in the Variable Account. This is an investment account established and maintained by us, separate from our general account or other separate accounts. It is used for our flexible payment variable annuity contracts and, if permitted by law, may be used for other contracts.

We own the assets in the Variable Account. Assets equal to the reserves and other liabilities of the Variable Account will not be charged with liabilities that arise from any other business we conduct. We may from time to time transfer to our general account assets which exceed the reserves and other liabilities of the Variable Account.

The Variable Account is registered with the Securities and Exchange Commission (SEC) as a unit investment trust under the Investment Company Act of 1940. It is also governed by the laws of the state of Arizona. We may, to the extent permitted by applicable laws and regulations, make these changes: (a) the Variable Account may be operated as a management company under the Investment Company Act of 1940; or (b) the Variable Account may be deregistered under that Act if registration is no longer required; or (c) the Variable Account may be combined with any of our other separate accounts.

**Sub-Accounts** - We use the assets of each separate sub-account to buy shares in a corresponding portfolio of the applicable fund. (See Section 2).

We reserve the right to establish new sub-accounts or eliminate one or more sub-accounts if marketing needs, tax considerations or investment conditions warrant. Any new sub-accounts may be made available to existing contracts on a basis to be determined by us. If any of these changes are made, we may by appropriate endorsement change the Contract to reflect the change.

Income and realized and unrealized gains or losses from assets of each sub-account are credited to or charged against that sub-account without regard to income, gains or losses in the other sub-accounts, our general account or any other separate accounts. We reserve the right to credit or charge a sub-account in a different manner if required, or appropriate, by reason of a change in the law.

We will value the assets of each sub-account on each Valuation Date after the assets in its corresponding fund portfolio have been valued on that Date.

**Portfolio Changes** - If, in our judgment, a portfolio no longer suits the purposes of the Contract due to a change in its investment objectives or restrictions, we may substitute shares of another portfolio of that fund or shares of another investment fund. But, we will notify the Contractholder before doing so and, to the extent required by law, we will get prior approval from the SEC and the Arizona Insurance Department. Such approval process is on file with the Arizona Insurance Department. We also will get any other required approvals.

## 12. The GIA

The GIA is an account which is part of our general account. The general account consists of all of our assets except those held by the Variable Account and other separate accounts maintained by us. The guaranteed annual interest rate that applies in the calculation of the cash value in the GIA is 4% (0.010746%, compounded daily). Interest in excess of the guaranteed rate may be applied in the calculation of that cash value in a manner determined by us. We may use different rates of interest for different portions of the cash value in the GIA.

## 13. Cash Value

The cash value of this Contract on the Contract Date is the net purchase payments received by us on or before the Contract Date and any interest credited to those payments.

Thereafter, cash value calculations are made on Valuation Dates. If a cash value calculation has to be made for a day that is not a Valuation Date, then we shall use the Valuation Date that next follows that day.

The cash value of this Contract on a Valuation Date is determined as follows:

(a) Determine the Contract's cash value in each sub-account on that Valuation Date, by multiplying the number of Units credited to the sub-account for the Contract before the purchase or redemption of any Units on that Valuation Date by its Unit value on that Valuation Date.

(b) Total the cash value in each sub-account on that Valuation Date.

(c) Add the cash value in the GIA on that Valuation Date; this is the accumulated value with interest of net purchase payments allocated, and amounts transferred, to the GIA before that Valuation Date, decreased by any allocations against the GIA before that Date for: (i) any partial surrender, and its charge; (ii) any amounts transferred to the sub-accounts and applicable transfer charge; and (iii) any Annual Contract Charge.

(d) Add any net purchase payments received on that Valuation Date.

(e) Deduct any partial surrender, and its charge, made on that Valuation Date.

(f) Deduct any annual contract charge made on that Valuation Date.

## 14. Transfers

**Transfers Among the Sub-Accounts and to the GIA -** After the "Right to Return Contract" period has expired, assets may be transferred among the sub-accounts and/or to the GIA upon request. We will reject any part of a transfer to the GIA if the cash value in the GIA equals or exceeds the GIA Allocation Limitation shown in Section 1 or, if that part of the requested transfer would cause the cash value in the GIA to exceed such Limitation. Any portion of a requested transfer which is rejected will be allocated among the sub-accounts in the same proportion as the transfer amount allocated against each sub-account bears to the total transfer amount.

**Transfers from the GIA -** A transfer of assets from the GIA to any of the sub-accounts may be made once each contract year. A request for such transfer must be received by us at our Operations Center on or within 30 days after a contract anniversary. We will reject any part of a requested transfer from the GIA if that part would exceed the greater of: (a) 25% of the cash value held in the GIA on the date the transfer would take effect; or (b) $5,000.

A transfer transaction which does not move assets from the GIA will take effect on the Valuation Date that coincides with, or next follows, the date the request is received at our Operations Center. A transfer transaction which moves assets from the GIA will take effect on: (a) the contract anniversary; or (b) if later (subject to above provisions), the Valuation Date that coincides with or next follows the date the request is received at our Operations Center.

**Transfer Charge -** All transfers included in a request are considered one transaction. The first four transactions during a contract year are free. The number of additional free transfer transactions which may be made during a contract year is shown in Section 1. We reserve the right to increase, decrease or eliminate the number of additional free transactions. Each additional transaction during a contract year which is not free will be subject to a transfer charge as shown in Section 1. We reserve the right to increase this charge to not more than $25.

Any applicable transfer charges are allocated against the GIA and/or the sub-accounts from which the assets are being transferred. The charge allocated against the GIA or any sub-account will be in the same proportion that the amount being transferred from the GIA or any sub-account bears to the total amount being transferred. But, if there is insufficient cash value in the GIA or any sub-account to provide for its proportionate share of the charge, then the entire charge will be allocated against the GIA and each sub-account in the same proportion that the cash value held in the GIA and each sub-account bears to the cash value in the GIA and all sub-accounts.

## 15. Sub-Account Unit Value

The unit value of each sub-account on its first Valuation Date was set at $10. The unit value of each sub-account on any subsequent Valuation Date is obtained by subtracting (b) from (a) and dividing the result by (c), where:

(a) is • The per share net asset value on the Valuation Date of the applicable fund portfolio in which the sub-account invests times the number of such shares held in the sub-account before the purchase or redemption of any shares on that Date.

(b) is • The mortality/expense risk charge accrued as of that Valuation Date. The daily mortality/expense risk charge is a percentage (shown in Section 1) of the sub-account's net asset value on the previous Valuation Date. (If the previous day was not a Valuation Date, then the daily mortality/expense risk charge is the percentage shown in Section 1 times the number of days since the last Valuation Date times the sub-account's net asset value on that last Valuation Date.)

(c) is • The total number of Units held in the sub-account on the Valuation Date before the purchase or redemption of any Units on that Date.

## 16. Surrender

**Full and Partial Surrenders** - At any time on or before the Annuity Commencement Date and while the Annuitant is living, a full or partial surrender of this Contract may be made. A full surrender will end the Contract. If the Contract is surrendered on the Annuity Commencement Date, the income which was to begin on that Date will not be payable.

The full surrender value of this Contract is its cash value less the sum of: (a) any applicable surrender charge (see below); and (b) the annual contract charge (shown in Section 1), unless the date of full surrender is a contract anniversary (see Annual Contract Charge section). Any partial surrender must be at least $250. If a requested partial surrender and any applicable surrender charge results in a remaining cash value of less than $1,000, we shall process that request as a full surrender.

**Allocation of Partial Surrenders** - The amount of a partial surrender may be allocated against: (a) one or more of the sub-accounts; or (b) the GIA and one or more of the sub-accounts; or (c) if there is no cash value in any sub-account, the GIA.

Partial surrender amounts allocated against the sub-accounts in accordance with (a) or (b) above, will be as requested by written notice to us at our Operations Center. Allocations against the GIA in accordance with (b) above will be subject to a maximum amount which bears the same proportion to the total amount being surrendered as the amount of cash value held in the GIA bears to the cash value in the GIA and all sub-accounts on the date of the partial surrender. Allocations will take effect on the Valuation Date that coincides with, or next follows, the date the request is received at our Operations Center.

Partial surrender allocations may be by either amount or percentage. Allocations by amount require that at least $25 be allocated against the GIA or any sub-account included in an allocation. Allocations by percentage must be in whole percentages (totalling 100%) and at least 10% of the partial surrender must be allocated against the GIA or any sub-account included in an allocation. We shall not accept an allocation request if that request is incorrect or if there is insufficient cash value in the GIA or any sub-account to provide for the requested allocation against it. But, if an allocation is not requested then the entire amount of the partial surrender will be allocated against the GIA and each sub-account in the same proportion that the cash value held in the GIA and each sub-account bears to the cash value in the GIA and all sub-accounts.

Any surrender charge will be allocated against the GIA and/or any sub-accounts in the same proportion as the amount of the partial surrender allocated against the GIA and each sub-account bears to the total amount of the partial surrender. But, if there is insufficient cash value in the GIA or any sub-account to provide for its proportionate share of the charge, then the entire charge will be allocated against the GIA and each sub-account in the same proportion that the cash value held in the GIA and each sub-account bears to the cash value in the GIA and all sub-accounts.

**Surrender Charge** - A surrender charge may be applied to any full or partial surrender.

But, no surrender charge will apply if: (a) the surrender is after the 3rd contract year and the proceeds are settled under Settlement Option 3 or 3A (see Settlement Options section); or (b) the surrender is a full surrender and the following conditions are met:

(1) the Annuitant is age 59 1/2 or older on the date of the full surrender; and
(2) the contract has been in force for at least 10 contract years; and
(3) one or more purchase payments were remitted during each of at least 7 of the 10 contract years immediately preceding the date of surrender.

The amount of any surrender charge is determined as follows:

Step 1. Allocate purchase payments on a first-in, first-out basis to the amount surrendered (note that any purchase payments allocated to calculate a surrender charge are unavailable for allocation to calculate any future surrender charges); and

Step 2. Multiply each such allocated purchase payment by the appropriate surrender charge percentage determined on the basis of the table below:

Surrender Charge Percentage Table

| # of Contract Anniversaries since Purchase Payment received by us | Surrender Charge Percentage |
|---|---|
| 0 | 7% |
| 1 | 7 |
| 2 | 6 |
| 3 | 6 |
| 4 | 5 |
| 5 | 4 |
| 6 | 3 |
| 7 | 2 |
| 8 (or more) | 0 |

Step 3. Add the products of each multiplication in Step 2 above.

**Guaranteed free surrender amount** - Once during each contract year, an amount up to 10% of the Contract's cash value (on the date of surrender) may be surrendered without application of a surrender charge, provided no prior partial surrender was made during that contract year. Since purchase payments are allocated on a first-in, first-out basis, the free surrender amount will not reduce surrender charges to the extent that any cash value in that amount is equal to purchase payments received 8 or more contract anniversaries ago.

## 17. Annual Contract Charge

Prior to the Annuity Commencement Date, an annual contract charge will be deducted from the Contract's cash value for administrative expenses. The amount of that charge is shown in Section 1. But, we reserve the right to increase the amount of the charge to $50. We will give at least 30 days written notice of our intention to increase the charge.

The annual contract charge will be deducted on: (a) each contract anniversary; (b) the Annuity Commencement Date; and (c) the date of full surrender if not a contract anniversary.

The amount of the charge will be allocated against the GIA and each sub-account in the same proportion that the cash value held in the GIA and each sub-account bears to the cash value in the GIA and all sub-accounts.

If the Contract's cash value is insufficient to cover the annual contract charge on the date it is to be deducted, the Contract will end without value on that date.

## 18. General Provisions

**The Contract** - This Contract has been issued in consideration of the application and of the payment of the initial purchase payment shown in Section 1. The application (copy attached) is a part of the Contract. The Contract and the application are the entire contract.

**Statements in Application** - All statements made in the application will be considered to be representations. They are not warranties. No statement may be used to make this Contract invalid or to deny a claim under it, unless the statement is contained in the written application. And, a copy of the application for this Contract must have been attached to it at issue.

**Incontestability** - This Contract shall be incontestable from its date of issue.

**Misstatement of Age or Sex** - If the Annuitant's age, date of birth or sex has been misstated, any amount payable by us at any time will be that which the purchase payments paid would have bought at the correct age and sex. Any overpayment by us will be deducted from the payment or payments made after the correction of the misstatement. Any underpayment by us will be added to the payment or payments made after the correction of the misstatement.

**Assignment** - We shall not be charged with notice of assignment of any interest in this Contract until the assignment (or a copy) is received at our Home Office. We are not responsible as to the validity or effect of any assignment. We may rely solely on the statement of the assignee as to the amount of his or her interest.

The interest of any beneficiary or other person will be subordinate to any assignment, whenever made. The assignee will receive any sum payable to the extent of his or her interest.

**Contract Payment** - In any settlement of this Contract, by reason of death, surrender, or otherwise, we may require the return of the Contract. Due proof of death must be submitted to us at our Home Office on forms furnished by us. These forms can be obtained from any local office of ours, or from our Home Office.

**Postponement of Payments or Transfers** - We will usually pay any amount payable on surrender or partial surrender within 7 days after we receive written request for the payment at our Operations Center. We will usually pay any death proceeds within 7 days after we receive due proof of death. But any payment involving cash value in the GIA may be postponed for up to 6 months from the date we receive the request for a surrender or receive due proof of death. And, any payment involving a deter-

mination of cash value in sub-accounts may be postponed in any case whenever:

(a) the New York Stock Exchange is closed (except for customary weekend and holiday closings), or trading on the New York Stock Exchange is restricted as determined by the Securities and Exchange Commission (SEC);

(b) the SEC by order permits postponement for the protection of contractholders; or

(c) the SEC determines that a state of emergency exists, so that valuation of the assets of the Variable Account or disposal of securities is not reasonably practicable.

Transfers among sub-accounts, and allocations to and against sub-accounts, also may be postponed under the circumstances described in (a), (b) and (c) above.

**Relationships** - Relationships used in any beneficiary or other designation will refer to the Annuitant unless the wording indicates otherwise.

**Authority** - No change in the Contract will be valid until it is approved by one of our executive officers. This approval must be endorsed on or attached to this Contract. No agent or other person has authority to accept representations or information not in the written application. Nor may that person change this Contract or waive any of its provisions.

**Reports** - We will send an annual report to the Contractholder showing the then current status of the Contract. It will show since the last report: purchase payments received; annual contract charge; any partial surrenders (and charges); and any transfers (and charges). It also will show as of the current and prior report dates: cash value; outstanding surrender charge; sub-account Unit values; cash value in the GIA and any other information required by state law or regulation.

We also will send to the Contractholder any reports required by the Investment Company Act of 1940.

**Nonparticipation** - We pay no dividends on this Contract.

## 19. Settlement Options

Instead of being paid in one sum, any death or surrender proceeds payable under this Contract on or before the Annuity Commencement Date to a natural person in his or her own right may be settled under one of the fixed annuity options below. But the payments under the option chosen must be made to that person (the payee). And, the amount of death or surrender proceeds must be at least $1,000.

**Fixed Annuity** - Any proceeds settled under a fixed annuity settlement option will not participate in the investment experience of the Variable Account.

**Options Available** -

1. Interest Income - Interest on the proceeds held by us at the rate set by us for each year. This rate will not be less than 2 3/4% a year.

2. Income for Specified Period - Income for the number of years chosen, based on the table below. This table shows the monthly income for each $1,000 of proceeds. Payments may be increased by additional interest as we may determine for each year.

**Option 2 Table**

| Years | 1 | 2 | 3 | 4 | 5 | 6 | 7 | 8 | 9 | 10 |
|---|---|---|---|---|---|---|---|---|---|---|
| Amount | $84.37 | 42.76 | 28.89 | 21.96 | 17.80 | 15.03 | 13.06 | 11.58 | 10.42 | 9.50 |
| Years | 11 | 12 | 13 | 14 | 15 | 16 | 17 | 18 | 19 | 20 |
| Amount | $8.75 | 8.13 | 7.60 | 7.15 | 6.76 | 6.41 | 6.11 | 5.85 | 5.61 | 5.39 |

3. Single Life Income - Income for a period certain and during the balance of the payee's lifetime. The period certain chosen may be: (a) 0, 10 or 20 years; or (b) the period required for the total income payments to equal the proceeds (refund period certain). The amount of income will be figured by us on the date the proceeds become payable. This amount will be at least as much as the applicable amount based on the Option 3 table at the end of the Settlement Options section. The minimum income amounts shown in that table are based on the 1983 Table a (discrete functions, without projections for future mortality) with 3 1/2% interest.

If the income based on the period certain elected is the same as the income provided by another available longer period or periods certain, we will deem an election to have been made of the longest period certain.

3A. Joint Life Income - Income during the joint lifetime of the payee and another person. Income will continue during the balance of the survivor's lifetime. The type of income chosen may give a survivor's income equal to: (a) the income amount payable during the joint lifetime; or (b) two-thirds of that income amount.

The amount of income payable during the joint lifetime will be figured by us on the date the proceeds become payable. This amount will be at least as much as the applicable amount based on the Option 3A table at the end of the Settlement Options section. The minimum income amounts shown in that table are based on the 1983 Table a (discrete functions, without projections for future mortality) with 3 1/2% interest. If a person for whom Option 3A is chosen dies before the first income amount is payable, the survivor will receive settlement instead under Option 3 with 10 years certain.

4. Income of Specified Amount - Income, of the amount chosen, for as long as the proceeds and interest last. But, the amount chosen may not be less each year than 10% of the proceeds. Interest will be credited annually on the balance of the proceeds at the rate for each year set by us. This rate will not be less than 2 3/4% a year.

**Other Settlement Options** - The proceeds may be settled under any other option agreed to by us.

**Choice of Settlement** - During the Annuitant's lifetime, one of the above options may be chosen for proceeds payable by reason of his or her death. Or, a prior choice may be changed. The choice or change will be subject to the same conditions and will take effect in the same way as a change of beneficiary.

The payee of any proceeds payable in one sum but not yet paid may instead choose one of the options. This must be done by written notice to us at our Home Office not more than 1 month after the proceeds become payable.

**Payment Provisions** - A supplementary contract will be issued when the proceeds are settled under one of these options. The contract will set forth the terms of the settlement. The contract date will be the date of the Annuitant's death if: (a) the proceeds settled are death proceeds; and (b) the settlement was chosen during the Annuitant's lifetime. In all other cases the contract will bear the date the proceeds become payable.

Payment will be made monthly unless quarterly, semi-annual or annual payments are asked for when the option is chosen. But, if payments of the chosen frequency would be less than $25 each, we may use a less frequent payment basis.

| To obtain the amount of other than monthly payments, multiply the monthly payment by the appropriate factor. | Ann. | Semi-Ann. | Quarterly |
|---|---|---|---|
| **OPTION 2** | 11.85 | 5.97 | 2.99 |
| **OPTION 3 - 0 Years Certain** | 11.68 | 5.90 | 2.97 |
| **OPTION 3 - 20 Years Certain, or Refund Period Certain** | 11.80 | 5.95 | 2.99 |
| **OPTION 3 - 10 Years Certain, or OPTION 3A** | 11.74 | 5.92 | 2.97 |

The first payment under Option 2, 3, 3A, or 4 will be due as of the contract date. The first payment under Option 1 will be due 1, 3, 6, or 12 months after that date, depending on the frequency of payment.

Before we pay under Option 3 or 3A, we shall need proof of age which satisfies us. After the contract date, unless otherwise provided in the settlement approved by us at the time it was chosen, any settlement under Option 1, 2, 3, or 4 will end at the payee's death. The amount stated below for that option will then be paid in one sum to the payee's executors or administrators.

Option 1 or 4 - Any unpaid proceeds and interest to the date of death.

Option 2 or 3 - The amount which, with compound annual interest, would have provided any future income payments for: (a) the specified period (Option 2); or (b) the specified period certain (Option 3). The interest will be at the rate or rates we assumed in computing the amount of income.

## Settlement Options (continued)

### Option 3 - Minimum Monthly Income Per $1,000 of Proceeds

The life income shown is based on the payee's age at nearest birthday on the due date of the first income payment.

| 10 Years Certain | | | 20 Years Certain | |
|---|---|---|---|---|
| Male | Female | AGE | Male | Female |
| $3.21 | $3.14 | 10* | $3.20 | $3.13 |
| 3.22 | 3.15 | 11 | 3.21 | 3.14 |
| 3.23 | 3.16 | 12 | 3.23 | 3.15 |
| 3.24 | 3.17 | 13 | 3.24 | 3.17 |
| 3.26 | 3.18 | 14 | 3.25 | 3.18 |
| 3.27 | 3.19 | 15 | 3.27 | 3.19 |
| 3.29 | 3.20 | 16 | 3.28 | 3.20 |
| 3.30 | 3.22 | 17 | 3.30 | 3.21 |
| 3.32 | 3.23 | 18 | 3.31 | 3.23 |
| 3.34 | 3.24 | 19 | 3.33 | 3.24 |
| 3.36 | 3.26 | 20 | 3.35 | 3.25 |
| 3.37 | 3.27 | 21 | 3.37 | 3.27 |
| 3.39 | 3.29 | 22 | 3.38 | 3.28 |
| 3.41 | 3.30 | 23 | 3.40 | 3.30 |
| 3.43 | 3.32 | 24 | 3.42 | 3.32 |
| 3.46 | 3.34 | 25 | 3.45 | 3.33 |
| 3.48 | 3.36 | 26 | 3.47 | 3.35 |
| 3.50 | 3.38 | 27 | 3.49 | 3.37 |
| 3.53 | 3.40 | 28 | 3.52 | 3.39 |
| 3.56 | 3.42 | 29 | 3.54 | 3.41 |
| 3.58 | 3.44 | 30 | 3.57 | 3.43 |
| 3.61 | 3.46 | 31 | 3.59 | 3.45 |
| 3.64 | 3.49 | 32 | 3.62 | 3.48 |
| 3.67 | 3.51 | 33 | 3.65 | 3.50 |
| 3.71 | 3.54 | 34 | 3.68 | 3.52 |

| 10 Years Certain | | | 20 Years Certain | |
|---|---|---|---|---|
| Male | Female | AGE | Male | Female |
| $3.74 | $3.56 | 35 | $3.71 | $3.55 |
| 3.78 | 3.59 | 36 | 3.75 | 3.58 |
| 3.82 | 3.62 | 37 | 3.78 | 3.61 |
| 3.86 | 3.65 | 38 | 3.82 | 3.64 |
| 3.90 | 3.69 | 39 | 3.85 | 3.67 |
| 3.94 | 3.72 | 40 | 3.89 | 3.70 |
| 3.99 | 3.76 | 41 | 3.93 | 3.73 |
| 4.04 | 3.80 | 42 | 3.98 | 3.77 |
| 4.09 | 3.84 | 43 | 4.02 | 3.81 |
| 4.14 | 3.88 | 44 | 4.06 | 3.84 |
| 4.20 | 3.92 | 45 | 4.11 | 3.88 |
| 4.25 | 3.97 | 46 | 4.16 | 3.93 |
| 4.31 | 4.02 | 47 | 4.21 | 3.97 |
| 4.38 | 4.07 | 48 | 4.26 | 4.01 |
| 4.44 | 4.12 | 49 | 4.31 | 4.06 |
| 4.51 | 4.18 | 50 | 4.37 | 4.11 |
| 4.58 | 4.24 | 51 | 4.42 | 4.16 |
| 4.66 | 4.30 | 52 | 4.48 | 4.21 |
| 4.74 | 4.36 | 53 | 4.54 | 4.27 |
| 4.82 | 4.43 | 54 | 4.60 | 4.32 |
| 4.91 | 4.51 | 55 | 4.66 | 4.38 |
| 5.00 | 4.58 | 56 | 4.72 | 4.44 |
| 5.10 | 4.66 | 57 | 4.78 | 4.51 |
| 5.20 | 4.75 | 58 | 4.85 | 4.57 |
| 5.31 | 4.84 | 59 | 4.91 | 4.64 |

| 10 Years Certain | | | 20 Years Certain | |
|---|---|---|---|---|
| Male | Female | AGE | Male | Female |
| $5.42 | $4.93 | 60 | $4.97 | $4.71 |
| 5.54 | 5.04 | 61 | 5.04 | 4.77 |
| 5.67 | 5.14 | 62 | 5.10 | 4.84 |
| 5.80 | 5.25 | 63 | 5.16 | 4.91 |
| 5.94 | 5.37 | 64 | 5.22 | 4.98 |
| 6.08 | 5.50 | 65 | 5.28 | 5.05 |
| 6.23 | 5.63 | 66 | 5.33 | 5.12 |
| 6.38 | 5.77 | 67 | 5.38 | 5.19 |
| 6.54 | 5.92 | 68 | 5.43 | 5.25 |
| 6.71 | 6.07 | 69 | 5.48 | 5.32 |
| 6.88 | 6.23 | 70 | 5.52 | 5.38 |
| 7.05 | 6.40 | 71 | 5.55 | 5.43 |
| 7.22 | 6.58 | 72 | 5.59 | 5.48 |
| 7.40 | 6.76 | 73 | 5.62 | 5.53 |
| 7.57 | 6.95 | 74 | 5.64 | 5.57 |
| 7.75 | 7.15 | 75 | 5.66 | 5.60 |
| 7.92 | 7.34 | 76 | 5.68 | 5.63 |
| 8.09 | 7.54 | 77 | 5.70 | 5.66 |
| 8.26 | 7.74 | 78 | 5.71 | 5.68 |
| 8.42 | 7.94 | 79 | 5.72 | 5.70 |
| 8.57 | 8.14 | 80+ | 5.73 | 5.71 |

| 0 Years Certain | | |
|---|---|---|
| Male | AGE | Female |
| $3.46 | 25 | $3.34 |
| 3.59 | 30 | 3.44 |
| 3.75 | 35 | 3.57 |
| 3.96 | 40 | 3.73 |
| 4.22 | 45 | 3.93 |
| 4.56 | 50 | 4.20 |
| 4.99 | 55 | 4.54 |
| 5.57 | 60 | 5.00 |
| 6.39 | 65 | 5.64 |
| 7.53 | 70 | 6.53 |

| Refund Period Certain | | |
|---|---|---|
| Male | AGE | Female |
| $3.44 | 25 | $3.33 |
| 3.56 | 30 | 3.42 |
| 3.70 | 35 | 3.54 |
| 3.88 | 40 | 3.69 |
| 4.11 | 45 | 3.87 |
| 4.38 | 50 | 4.13 |
| 4.73 | 55 | 4.40 |
| 5.18 | 60 | 4.78 |
| 5.76 | 65 | 5.28 |
| 6.52 | 70 | 5.94 |

* and under

\+ and over

The minimum income for any age not shown in the 0 Years Certain and Refund Period Certain columns is calculated on the same mortality and interest assumptions as the minimum income for the ages shown and will be quoted on request.

### Option 3A - Minimum Monthly Income Per $1,000 of Proceeds

The income shown is based on the ages (at nearest birthday on the due date of the first income payment) of the 2 persons during whose joint lifetime payments are to be made.

**Same Income Continued to Survivor**

| AGE OF FEMALE | AGE OF MALE 50 | 55 | 60 | 65 | 70 |
|---|---|---|---|---|---|
| 50 | $3.89 | $3.98 | $4.04 | $4.09 | $4.13 |
| 55 | 4.03 | 4.16 | 4.27 | 4.36 | 4.42 |
| 60 | 4.16 | 4.34 | 4.51 | 4.66 | 4.78 |
| 65 | 4.27 | 4.51 | 4.76 | 4.99 | 5.20 |
| 70 | 4.37 | 4.66 | 4.99 | 5.34 | 5.67 |

**Two-Thirds of Income Continued to Survivor**

| AGE OF FEMALE | AGE OF MALE 50 | 55 | 60 | 65 | 70 |
|---|---|---|---|---|---|
| 50 | $4.20 | $4.35 | $4.51 | $4.69 | $4.89 |
| 55 | 4.36 | 4.54 | 4.73 | 4.95 | 5.18 |
| 60 | 4.55 | 4.76 | 4.99 | 5.25 | 5.53 |
| 65 | 4.76 | 5.01 | 5.29 | 5.62 | 5.97 |
| 70 | 4.99 | 5.28 | 5.63 | 6.04 | 6.49 |

The minimum income for any other combination of ages or for 2 persons of the same sex are calculated on the same mortality and interest assumptions as the minimum income for the combinations of ages shown and will be quoted on request.

**Application for Flexible Payment Variable Annuity**

**MONY Life Insurance Company of America**
(An Arizona Stock Company)

**1. ANNUITANT** ☒ Mr. ☐ Mrs. ☐ Ms. ☐ Dr. ☐ Rev. ☐ Other ______ Sex: ☒ M ☐ F

Full Name: John Doe   Date of Birth: 03-01-53   Age: 35   Soc. Sec. No.: 000-00-0000

Mailing Address: 123 Main Street   City: Blank   State: Blank   Zip: 86000   County: Blank

**The Annuitant is the Contractholder unless a different Contractholder is designated in section #3a below.**

**2. CONTINGENT ANNUITANT** **For non-qualified contracts only:**

Subject to contract provisions. Sex: ☐ M ☐ F

Full Name ______ Date of Birth: ______ Age: ____ Soc. Sec. No.: ______

(If a Contingent Annuitant is designated, also complete section #3b below.)

**3a. CONTRACTHOLDER** **If other than the Annuitant:**

Full Name ______
Soc. Sec. No.: ______

If Trustee(s):
Plan Name: ______
Plan Date: ______
Tax I.D. No.: ______

Mailing Address ______ City ______ State ______ Zip ______ County ______

(If an individual is designated as Contractholder, also complete section #3b below; if a Trustee is designated, do not complete section #3b.)

**3b. SUCCESSOR CONTRACTHOLDER**

☐ The Contractholder's Spouse
☒ The Contractholder's Executors or Administrators
☐ Other (Use "Remarks" section.)

Under section 72(s) of the Internal Revenue Code, surrender of the contract is required if the Contractholder dies before the Annuity Commencement Date and the Contractholder's spouse at that time does not then become the new Contractholder.

**4. BENEFICIARY** Joint beneficiaries will receive equally or the survivor, unless otherwise specified.

Subject to contract provisions.

Beneficiary: Jane Doe (Full Name)   Wife (Relationship to Annuitant)   if living; if not:

Successor Beneficiary: ______ (Full Name)   ______ (Relationship to Annuitant)   if living; if not:

The Executors or Administrators of ☒ The Annuitant or ☐ Other (Use "Remarks" section.)

OR ☐ Trustee(s) under plan specified in section #3a.

**5. ANNUITY COMMENCEMENT DATE** 30 years from Contract Date

**6. PAYMENTS** **Complete as applicable:**

Amount paid with application: $ 10,000

If automatic payment plan: ☐ Bank Draft ☐ Government Allotment ☐ Payroll Deduction

Amount: $ ______   Frequency: ______

Plan No.: ______ (Payroll Deduction only)   Contract Date: ______

**7. ALLOCATION OF PURCHASE PAYMENTS**

Sub-accounts of the Variable Account

| Sub-account | Allocation |
|---|---|
| Equity | 85.00% |
| Small Cap | .00% |
| Managed | .00% |
| Long Term Bond | .00% |
| Intermediate Term Bond | 15.00% |
| Money Market | .00% |
| ______ | .00% |
| ______ | .00% |
| Guaranteed Interest Account | .00% |
| | 100.00% |

Allocation to any account must be at least 10%; allocations must be in whole percentages; and they must total to 100%. If the allocation is done incorrectly or incompletely, all payments will be allocated to the Money Market sub-account, pending further instructions from the Contractholder. (Until the Company receives satisfactory evidence that the "Free Look" provision has expired, payments will be allocated to and will remain in the Money Market sub-account.)

**8. QUALIFIED PLANS** **Complete as applicable:**

☐ IRA
☐ Regular
☐ Rollover
☐ SEP IRA

☐ Pension/Profit Sharing
☐ 403(b)/501(c)(3)
☐ ______ (other)
Plan No.: ______
Plan Date: ______

**9. REPLACEMENT**

Will the contract being applied for replace any existing annuity or life insurance policy?

☐ Yes ☒ No

(If "yes," submit any required Replacement Forms.)

**REMARKS**

**FOR HOME OFFICE USE ONLY**

Any Home Office corrections and amendments made after the application was signed are shown either in this space or on a separate form requiring signed ratification.

**SIGNATURES**

I agree that: (1) No one but an executive officer of the Company may: a) accept information not contained in the application; b) change any contract, or waive any of its provisions. (2) Any contract will take effect on its Contract Date provided any required purchase payment has been paid by that Date. (3) Acceptance of any contract issued will ratify any correction in or amendment to the application noted by the Company in the space headed "For Home Office Use Only." A copy of the application attached to the contract will be sufficient notice of the change made. If the laws where the application is made so require, any change in amount, age at issue, contract plan or benefits must be ratified in writing.

The Applicant believes that a Flexible Payment Variable Annuity contract is consistent with the investment and annuity income objectives of the Annuitant (or the Contractholder, if other than the Annuitant).

Under the penalty of perjury, the undersigned(s) certify that the information supplied with respect to the undersigned on the Taxpayer I.D. and Social Security numbers is true, correct and complete, and the Internal Revenue Service has not notified me that I am subject to backup withholding due to payee underreporting.

The Applicant acknowledges receipt of a current prospectus for the Company's Variable Account [A] and a current prospectus for [MONY Series Fund, Inc. and the Quest for Value Accumulation Trust.]

**ALL ANNUITY PAYMENTS AND VALUES PROVIDED BY THE CONTRACT, WHERE BASED ON THE INVESTMENT EXPERIENCE OF THE VARIABLE ACCOUNT, ARE VARIABLE AND NOT GUARANTEED AS TO DOLLAR AMOUNT.**

Dated at: Blank, Blank

on: 3-1- 19 88

Signature of Annuitant: John Doe

Signature of Contractholder: ____________
(if other than Annuitant)

Signature of Applicant: ____________
(if other than above)

**Based on the information provided to me, I certify that I have reasonable grounds for believing the purchase of the contract applied for is suitable for the Annuitant (or the Contractholder, if other than the Annuitant). I further certify that current prospectuses were delivered and that no written sales materials other than those furnished by the Company were used.**

Does this application involve replacement or change of existing life insurance or annuities?

☐ Yes ☒ No (If "yes," submit any required Replacement Forms.)

Signature of Registered Representative: Richard Roe
(Licensed Resident Agent)

88-401